                                                               FILED PURSUANT TO
                                                              SEC RULE 424(b)(3)
                                                     REGISTRATION NO. 333-122229


           QUADRIGA SUPERFUND, L.P. - SERIES A AND SERIES B SUPPLEMENT DATED SEPTEMBER 19, 2005 TO PROSPECTUS DATED FEBRUARY 28, 2005

                         AUGUST 2005 PERFORMANCE UPDATE

------------------------------------------------------------------------------------------------
                       August 2005       Year to Date        Total NAV          NAV per Unit
                                                              08/31/05            08/31/05
------------------------------------------------------------------------------------------------
Series A                  5.69%            (9.82)%          $48,580,136          $1,322.67
------------------------------------------------------------------------------------------------
Series B                  8.02%            (13.46)%         $41,362,055          $1,479.48
------------------------------------------------------------------------------------------------

* All performance is reported net of fees and expenses

Fund results for August 2005:

         During the month of August 2005, Series A gained 5.69% and Series B gained 8.02%, including charges.

         With the exception of Japanese markets, the upward trend of world stock indices reversed in August, resulting in losses to the Fund's long positions.

         The rise of energy prices continued and a shortage in supplies due to Hurricane Katrina in the Gulf Coast area of the United States led to new all time highs on the crude oil markets. The Fund's long positions in this sector performed well as a result.

         The Fund's short positions in foreign currencies incurred losses as the U.S. Dollar weakened versus most currencies.

         The grain markets trended downward with soy products trading at 6-month lows. As a result, the Fund's short positions in these markets performed positively.


/s/ Christian Baha
Christian Baha, President
Superfund Capital Management, Inc.
General Partner
Quadriga Superfund, L.P.





Enclosures

                       QUADRIGA SUPERFUND, L.P. - SERIES A
                          AUGUST 2005 ACCOUNT STATEMENT
     (Prepared from Books without Audit for the Month Ended August 31, 2005)


STATEMENT OF INCOME
                                                                                     MONTH
                                                                                ---------------
INVESTMENT INCOME, interest                                                     $        98,276
                                                                                ---------------

EXPENSES
   Management fee                                                                        75,334
   Organization and offering expenses                                                    40,721
   Operating and other expenses                                                         169,210
 Incentive fee                                                                                -
 Brokerage commissions                                                                  177,853
                                                                                ---------------

      Total expenses                                                                    463,118
                                                                                ---------------

NET INVESTMENT GAIN (LOSS)                                                             (364,842)
                                                                                ---------------

REALIZED AND UNREALIZED GAIN
 (LOSS) ON INVESTMENTS
Net realized gain (loss) on futures
     and forward contracts                                                           (1,427,918)
Net change in unrealized appreciation or
depreciation on futures and forward contracts                                         4,407,359
                                                                                ---------------

NET GAIN (LOSS) ON INVESTMENTS                                                        2,979,441
                                                                                ---------------

NET INCREASE (DECREASE) IN
   NET ASSETS FROM OPERATIONS                                                   $     2,614,599
                                                                                ---------------

STATEMENT OF CHANGE IN NET ASSET VALUE
                                                                                AUGUST 31, 2005

NET ASSETS, beginning of period                                                 $    38,278,820
                                                                                ---------------

NET INCREASE (DECREASE) IN NET ASSETS FROM OPERATIONS                                 2,614,599

CAPITAL SHARE TRANSACTIONS
Issuance of shares                                                                    8,132,700
Redemption of shares                                                                   (445,983)
                                                                                ---------------
NET INCREASE IN NET ASSETS FROM CAPITAL SHARE TRANSACTIONS                            7,686,717

NET INCREASE IN NET ASSETS                                                           10,301,316
                                                                                ---------------

NET ASSETS, end of period                                                       $    48,580,136
                                                                                ---------------

NAV PER UNIT, end of period                                                     $      1,322.67

                      QUADRIGA SUPERFUND, L.P. - SERIES B
                         AUGUST 2005 ACCOUNT STATEMENT
    (Prepared from Books without Audit for the Month Ended August 31, 2005)


STATEMENT OF INCOME
                                                                                       MONTH
                                                                                ---------------

INVESTMENT INCOME, interest                                                     $       100,024
                                                                                ---------------

EXPENSES
   Management fee                                                                        64,141
   Organization and offering expenses                                                    34,670
   Operating and other expenses                                                         144,018
 Incentive fee                                                                                -
 Brokerage commissions                                                                  193,720
                                                                                ---------------

      Total expenses                                                                    436,549
                                                                                ---------------

NET INVESTMENT GAIN (LOSS)                                                             (336,525)
                                                                                ---------------

REALIZED AND UNREALIZED GAIN
 (LOSS) ON INVESTMENTS
Net realized gain (loss) on futures
     and forward contracts                                                           (1,270,416)
Net change in unrealized appreciation or
depreciation on futures and forward contracts                                         4,678,560
                                                                                ---------------

NET GAIN (LOSS) ON INVESTMENTS                                                        3,408,144
                                                                                ---------------

NET INCREASE (DECREASE) IN
   NET ASSETS FROM OPERATIONS                                                   $     3,071,619
                                                                                ---------------


STATEMENT OF CHANGE IN NET ASSET VALUE
                                                                                AUGUST 31, 2005

NET ASSETS, beginning of period                                                 $    38,489,060
                                                                                ---------------

NET INCREASE (DECREASE) IN NET ASSETS FROM OPERATIONS                                 3,071,619

CAPITAL SHARE TRANSACTIONS
Issuance of shares                                                                      205,681
Redemption of shares                                                                   (404,305)
                                                                                ---------------
NET INCREASE IN NET ASSETS FROM CAPITAL SHARE TRANSACTIONS                             (198,624)

NET INCREASE IN NET ASSETS                                                            2,872,995
                                                                                ---------------

NET ASSETS, end of period                                                       $    41,362,055
                                                                                ---------------

NAV PER UNIT, end of period                                                     $      1,497.48